Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-24633 of Praegitzer Industries, Inc. of our report on the financial statements on Form S-3 of our report on the financial statements of Praegitzer Industries, Inc. dated August 16, 1996, appearing in the Annual Report on Form 10-K, as amended on August 12, 1997, of Praegitzer Industries, Inc. for the year ended June 30, 1996, and our report on the financial statements of Trend Circuits, Inc. dated August 16, 1996, appearing in Form 8-K dated August 28, 1996 as amended on November 8, 1996 and on August 6, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
September 12, 1997